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                                                                   Exhibit 10.11

                                                                       Exhibit E

       Investment Policy Statement for the Debt Service Coverage Account

Investment Policy for the Debt Service Coverage Account of MONY Holdings

         Investments of the assets in the Debt Service Coverage Account will be undertaken pursuant to the following policy provisions. The goal of these policy provisions is to obtain reasonable income while providing liquidity and a high level of safety of capital. To accomplish these objectives the policy provisions provide for investing in investment grade, fixed income securities. Investment restrictions will apply at the time of purchase of assets and will be calculated on a GASP book value basis. The determination of the GAAP book value basis will be based on the immediately preceding month-end portfolio balance. The investment policy statement for the assets in the Debt Service Coverage Account may be amended from time to time with the consent of Ambac, but without the consent of the noteholders.

Permissible Investments

         Permissible investments include the asset types listed below.

Investment Grade Securities

         The Debt Service Coverage Account may purchase public fixed income securities with a rating at the time of purchase of at least A2 by Moody's and A by Standard and Poor's (hereinafter called the Minimum Credit Quality Limit) or, if a rating is unavailable from one of these agencies, an equivalent rating from an NRSRO. In addition, the account may purchase:

            (i) fixed income securities with a maturity of one year or less if they have a rating of at least A-l or P-l; and

            (ii) shares of open-end funds that:

                    o    invest primarily in short-term debt instruments,

                    o    meet the conditions of paragraphs (c)(2), (c)(3) and
                         (c)(4) of Rule 2a-7 under the Investment Company Act, and

                    o are issued by an investment company registered under the Investment Company Act or by an exempt issuer.

Securities Rated Below the Minimum Credit Quality Limit

         Securities that do not satisfy the Minimum Credit Quality Limit at the time of purchase may not be purchased by the Debt Service Coverage Account. However, the Debt Service Coverage Account may hold securities below the Minimum Credit Quality Limit as a result of downgrades that may occur from time to time. If those securities are downgraded below A3 by Moody's or A- by Standard & Poor's, then we must divest the downgraded securities within six months from the initial date of downgrade. We may hold such downgraded securities for longer than six months with the consent of Ambac.

Maximum Maturity

         The Debt Service Coverage Account may not purchase securities with a remaining maturity in excess of five years from the date of purchase. The maturity profile of invested assets will take into account anticipated withdrawals from the Debt Service Coverage Account.

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Single Issuer Limits

         The Debt Service Coverage Account may invest without limitation in debt obligations issued or guaranteed by the U.S. Government and U.S.
Government-related entities. Maximum permitted debt exposure to any other single issuer may not exceed 3% of the amount of the Debt Service Coverage Account.

Separate Accounts

         No transactions may be effected with separate accounts sponsored by MONY Life or MONY Group or any of its affiliates.

Transactions With Affiliates

         All transactions related to investment management or asset sales and purchases between MONY Life, MONY Holdings or MONY Group and their affiliates, for the purposes of this document, shall be on an arms-length basis.

Asset Manager Selection

         Assets will be managed by one or more affiliates of MONY Group or third party investment managers for a negotiated, market-based fee at the discretion of the Company.

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